                                                                    EXHIBIT 99.1

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Certified Public Accountants .................       F-2

Combined Statements of Assets Acquired and Liabilities Assumed
    of the Web Hosting and Professional Service Operating Assets
    Previously Used By Old AppliedTheory and Acquired By
    ClearBlue Technologies Management, Inc. to Operate the
    Carve-Out Businesses - December 31, 2001 and 2000 ..............       F-3

Balance Sheet - September 30, 2002 (Unaudited) .....................       F-4

Combined Statements of Revenue and Operating Expenses of
    the Web Hosting and Professional Service Operating Assets
    Previously Used By Old AppliedTheory and Acquired By
    ClearBlue Technologies Management, Inc. to Operate the
    Carve-Out Businesses - Years Ended December 31, 2001,
    2000 and 1999 ..................................................       F-5

Combined Statements of Revenue and Operating Expenses of the Web
    Hosting and Professional Service Operating Assets Previously
    Used By Old AppliedTheory and Acquired By ClearBlue
    Technologies Management, Inc. to Operate the Carve-Out
    Businesses for the Five Months Ended May 31, 2002 and for
    the Nine Months Ended September 30, 2001 and the Statement
    of Income for the Period June 1, 2002 Through September 30,
    2002 (Unaudited) ...............................................       F-6

Notes to Combined Financial Statements .............................  F-7 - F-30

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of ClearBlue Technologies Management, Inc.

We have audited the accompanying combined statements of assets acquired and liabilities assumed and the related combined statements of revenue and operating expenses of the Web hosting and professional service operating assets previously used by AppliedTheory Corporation and certain of its subsidiaries ("Old AppliedTheory") and acquired by ClearBlue Technologies Management, Inc. ("CBTM" or the "Company") to operate a competitive Internet business solutions business (the "Carve-Out Businesses"), as of December 31, 2001 and 2000 and for the each of the three years in the period ended December 31, 2001. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K/A of NaviSite, Inc.) as described in Note A and are not intended to be a complete presentation of the financial position or results of operations of the Carve-Out Businesses.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed as of December 31, 2001 and 2000, and the related revenue and operating expenses for each of the three years in the period ended December 31, 2001 of the Web hosting and professional service operating assets previously used by Old AppliedTheory and acquired by the Company to operate the Carve-Out Businesses, in conformity with accounting principles generally accepted in the United States of America.

/S/ GRANT THORNTON LLP

New York, New York
February 21, 2003

                     ClearBlue Technologies Management, Inc.

        COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED OF
      THE WEB HOSTING AND PROFESSIONAL SERVICE OPERATING ASSETS PREVIOUSLY
        USED BY OLD APPLIEDTHEORY AND ACQUIRED BY CLEARBLUE TECHNOLOGIES
              MANAGEMENT, INC. TO OPERATE THE CARVE-OUT BUSINESSES



                                                             December 31,
                                                             ------------
                ASSETS ACQUIRED                            2001          2000
                                                         -------       -------
                                                             (in thousands)
Current assets
    Accounts receivable, net of allowance of $709
        and $400 in 2001 and 2000, respectively ......   $ 9,619       $12,337
    Costs in excess of billings ......................       306           702
    Prepaid expenses and other current assets ........       812         1,269
                                                         -------       -------
           Total current assets ......................    10,737        14,308

Property and equipment, net ..........................    12,880        17,304
Goodwill .............................................    15,376        32,256
Other assets .........................................       449           790
                                                         -------       -------
           Total assets ..............................   $39,442       $64,658
                                                         =======       =======

            LIABILITIES ASSUMED AND
              NET ASSETS ACQUIRED

Current liabilities
    Accounts payable .................................   $ 5,453       $ 1,782
    Accrued compensation and benefits ................       695         2,048
    Accrued expenses .................................     1,510           999
    Deferred revenue .................................       567           728
    Billings in excess of costs ......................       508           221
    Current portion of long-term debt and capital
       lease obligations .............................     3,620         3,376
                                                         -------       -------
           Total current liabilities .................    12,353         9,154
                                                         -------       -------

Long-term debt and capital lease obligations, net of
    current portion ..................................     2,045         3,539

Other liabilities ....................................        64           193

Net assets acquired ..................................    24,980        51,772
                                                         -------       -------

           Total liabilities and net assets
           acquired ..................................   $39,442       $64,658
                                                         =======       =======

The accompanying notes are an integral part of these statements.

                     ClearBlue Technologies Management, Inc.

                                  BALANCE SHEET

                               September 30, 2002
                                   (unaudited)
                                    (Note B)

                                     ASSETS

                                                                (in thousands)
                                                                --------------
Current assets
    Cash and cash equivalents ..................................     $   602
    Accounts receivable, net of allowance of $80 ...............       7,605
    Due from Parent, net .......................................       3,176
    Costs in excess of billings ................................         125
    Prepaid expenses and other current assets ..................         481
                                                                     -------
           Total current assets ................................      11,989

Property and equipment, net ....................................       7,179

Intangible assets, net .........................................       5,653

Goodwill .......................................................       3,967

Other assets ...................................................          51
                                                                     -------
           Total assets ........................................     $28,839
                                                                     =======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
    Accounts payable ...........................................     $ 1,194
    Accrued compensation and benefits ..........................       1,192
    Accrued expenses ...........................................       2,521
    Deferred revenue ...........................................       1,171
    Billings in excess of costs ................................         336
    Current portion of long-term debt and capital lease
         obligations ...........................................       1,818
    Current portion of notes payable ...........................      10,193
                                                                     -------
           Total current liabilities ...........................      18,425
                                                                     -------
Long-term debt and capital lease obligations, net of current
   portion .....................................................       3,297

Notes payable, net of current portion ..........................       6,390

Other liabilities ..............................................         160

Stockholder's equity
    Common stock, $.01 par value; 100,000 shares authorized;
       100,000 shares issued and outstanding ...................           1
    Paid-in capital ............................................          97
    Retained earnings ..........................................         469
                                                                     -------
           Total stockholder's equity ..........................         567
                                                                     -------
           Total liabilities and stockholder's equity ..........     $28,839
                                                                     =======

The accompanying notes are an integral part of these statements.

                     ClearBlue Technologies Management, Inc.

        COMBINED STATEMENTS OF REVENUE AND OPERATING EXPENSES OF THE WEB
      HOSTING AND PROFESSIONAL SERVICE OPERATING ASSETS PREVIOUSLY USED BY
            OLD APPLIEDTHEORY AND ACQUIRED BY CLEARBLUE TECHNOLOGIES
              MANAGEMENT, INC. TO OPERATE THE CARVE-OUT BUSINESSES

                                                 Year ended December 31,
                                                 -----------------------
                                              2001        2000          1999
                                           --------    --------      --------
Net revenues
    Web hosting .......................... $ 26,774    $ 11,963      $  3,202
    Internet solutions ...................   23,050      32,732        14,870
                                           --------    --------      --------
         Total net revenues ..............   49,824      44,695        18,072

Cost of revenues
    Web hosting ..........................   14,888       7,674         1,865
    Internet solutions ...................   13,036      14,050         6,806
                                            -------    --------      --------
         Total cost of revenues ..........   27,924      21,724         8,671
                                            -------    --------      --------

Gross margin .............................   21,900      22,971         9,401

Costs and expenses
    Sales and marketing ..................   12,534      16,412         6,781
    General and administrative ...........   13,345      14,195         4,886
    Research and development .............    2,271       2,296           321
    Depreciation .........................    8,545       6,846         2,666
    Amortization .........................    7,386       4,553             -
    Impairment of long-lived assets ......   10,689           -             -
    Other (income) expense ...............      702          (2)            -
                                           --------    --------      --------

         Total costs and expenses ........   55,472      44,300        14,654
                                           --------    --------      --------

         Loss from operations ............  (33,572)    (21,329)       (5,253)

Interest expense .........................    1,021         735           165
                                           --------    --------      --------
         NET LOSS ........................ $(34,593)   $(22,064)     $ (5,418)
                                           ========    ========      ========

The accompanying notes are an integral part of these statements.

                     ClearBlue Technologies Management, Inc.

        COMBINED STATEMENTS OF REVENUE AND OPERATING EXPENSES OF THE WEB
      HOSTING AND PROFESSIONAL SERVICE OPERATING ASSETS PREVIOUSLY USED BY
            OLD APPLIEDTHEORY AND ACQUIRED BY CLEARBLUE TECHNOLOGIES
    MANAGEMENT, INC. TO OPERATE THE CARVE-OUT BUSINESSES FOR THE FIVE MONTHS
       ENDED MAY 31, 2002 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
        AND THE STATEMENT OF INCOME FOR THE PERIOD JUNE 1, 2002 THROUGH
                 SEPTEMBER 30, 2002 (UNAUDITED) (see Note C(13))


                                                           January 1                        Nine months
                                                            through         Period        ended September
                                                          May 31, 2002  June 1, 2002 to      30, 2001
                                             (Combined)    (Carve-Out    September 30,      (Carve-Out
                                                 2002     Businesses)     2002 (CBTM)       Businesses)
                                            -----------  --------------   -----------   ---------------
                                                                 (in thousands)
Net revenues
    Web hosting ...........................    $ 17,535    $ 10,447          $ 7,088         $ 20,986
    Internet solutions ....................      10,450       6,544            3,906           16,542
                                               --------    ---------         -------         --------
         Total net revenues ...............      27,985      16,991           10,994           37,528
                                               --------    ---------         -------         --------

Cost of revenues
    Web hosting ...........................      10,758       6,123            4,635           11,622
    Internet solutions ....................       4,815       2,485            2,330           10,338
                                               --------    ---------         -------         --------
         Total cost of revenues ...........      15,573       8,608            6,965           21,960
                                               --------    ---------         -------         --------

Gross margin ..............................      12,412       8,383            4,029           15,568

Costs and expenses
    Sales and marketing ...................       3,042       2,450              592           10,914
    General and administrative ............       5,853       4,895              958           11,181
    Research and development ..............         729         729                -            1,750
    Depreciation ..........................       4,417       3,325            1,092            6,291
    Amortization ..........................           -           -                -            5,534
    Other (income) expenses ...............          96           -               96              (56)
                                               --------    ---------         -------         --------
         Total costs and expenses .........      14,137      11,399            2,738           35,614
                                               --------    ---------         -------         --------
         Income (loss) from operations ....      (1,725)     (3,016)           1,291          (20,046)

Interest expense ..........................         850         398              452              820
                                               --------    ---------         -------         --------
    Income (loss) before income taxes
         and the effect of a change in
         accounting principle .............      (2,575)     (3,414)             839          (20,866)

Income taxes ..............................         370           -              370                -
                                               --------    ---------         -------         --------
    Income (loss) before the effect of
    of change in accounting principle .....      (2,945)     (3,414)             469          (20,866)

Effect of a change in accounting principle,
   net of income taxes ....................      15,376      15,376                -                -
                                               --------    ---------         -------         --------

         Net income (loss)                     $(18,321)   $(18,790)         $   469         $(20,866)
                                               ========    ========          =======         ========

The accompanying notes are an integral part of these statements.

                     ClearBlue Technologies Management, Inc.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE A - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     ClearBlue Technologies Management, Inc. ("CBTM" or the "Company") was incorporated in the state of Delaware in March 2002. During May 2002, CBTM, pursuant to an asset purchase agreement, acquired certain assets and assumed certain liabilities from the bankruptcy estate of AppliedTheory Corporation ("Old AppliedTheory") which had filed bankruptcy on April 17, 2002. The Company is a provider of Internet Business Solutions by offering a full suite of e-business, hosting and security products to give customers a single source for their entire Internet needs. As of June 13, 2002, with an effective date of June 1, 2002, the acquisition of the Web Hosting and Professional Service Operating Assets of Old AppliedTheory and certain wholly-owned subsidiaries (the "Carve-Out Businesses") by CBTM was consummated. CBTM was a wholly-owned subsidiary of ClearBlue Technologies, Inc. ("CBT" or the "Parent") until December 31, 2002, when NaviSite, Inc., a company under common ownership with CBT purchased all of the outstanding stock of CBTM from CBT (see Note O).

     Acquisition of CBTM

     The purchase price was paid by cash and the issuance of four notes payable to the estate of Old AppliedTheory. (See Note N.)

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE A (continued)

     The balance sheet of the Carve-Out Businesses as of June 1, 2002, the date of acquisition, is as follows:

                                                                                   Net assets
                                                  June 1, 2002   Adjustments (1)    acquired
                                                  ------------   ---------------   ---------
                                                                  (in thousands)
                                                                    (unaudited)
Assets
      Accounts receivable .......................    $ 6,645         $   (385)       $ 6,260
      Costs in excess of billings ...............        418                -            418
      Prepaid expenses and other current assets .        227                -            227
      Other assets ..............................      1,154           (1,088)            66
      Property and equipment, net ...............     11,772           (3,862)         7,910
                                                     -------         --------        -------
          Total assets ..........................    $20,216         $ (5,335)       $14,881
                                                     =======         ========        =======
Liabilities and net assets acquired
      Accounts payable and accrued liabilities ..    $15,409         $(12,824)       $ 2,585
      Billings in excess of costs ...............        356                -            356
      Debt and capital lease obligations ........      4,590              723          5,313
      Deferred revenue ..........................        612               67            679
      Other accrued liabilities .................        198             (198)             -
                                                     -------         --------        -------
          Total liabilities .....................     21,165          (12,232)         8,933

          Net assets acquired ...................       (949)           6,897          5,948
                                                     -------         --------        -------
                                                     $20,216         $      -         $    -
                                                     =======         ========        =======


(1) Adjustments recorded to reflect the fair value of assets acquired and liabilities assumed.

The purchase price for the Carve-Out Businesses was as follows:

                                          (in thousands)
                                            (unaudited)
Net assets acquired ......................   $ 5,948
Customer relationships ...................     5,826
Proprietary software .....................       440
Goodwill .................................     3,817
                                            --------
                                             $16,031
                                            ========

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE A (continued)

     Carve-Out Businesses

     The accompanying combined financial statements are designed to generally reflect on a carve-out basis the financial position, results of operations of certain businesses comprising the Web hosting and professional services lines of business and certain wholly-owned subsidiaries (described below) of the Carve-Out Businesses and have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. A statement of cash flows is not presented because the Carve-Out Businesses did not maintain a separate cash balance. Old AppliedTheory funded all operating activities. In addition, a statement of stockholders' equity is not presented as the Asset Purchase Agreement was structured such that only assets were acquired and liabilities were assumed by CBTM.

     The combined financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America, on the basis of Old AppliedTheory's historical cost of the assets and liabilities associated with its Web hosting and professional service business. Old AppliedTheory has historically operated other lines of business and provided certain services to all of its business lines on a centralized basis. The costs of these services have been allocated among the business lines, on a basis that management of CBTM believes to be reasonable. (See Note L.) However, management does not believe it is practicable to determine what the costs of these services would have been had the lines of businesses acquired by CBTM operated as an independent entity during the historical periods and either performed such services internally or obtained them from an unaffiliated entity. Because the Carve-Out Businesses never operated as a separate business or division of Old AppliedTheory, the accompanying financial statements are not intended to be a complete presentation of the historical financial position or results of operations of the Carve-Out Businesses. The historical operating results of the Carve-Out Businesses may not be indicative of its results in the future.

     For the purposes of these combined financial statements, the financial statements of the Carve-Out Businesses, including AppliedTheory Seattle Corporation, AppliedTheory Virginia Corporation, AppliedTheory Austin Corporation, AppliedTheory Georgia Corporation and AppliedTheory Colorado Corporation and a portion of AppliedTheory California Corporation, wholly-owned subsidiaries of Old AppliedTheory, are presented herein on a combined basis and the Carve-Out Businesses are herein referred to as "CBTM" or the "Company".

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE B - PRESENTATION OF SEPTEMBER 30, 2002 RESULTS

     The financial statements as of September 30, 2002 and for the four months then ended represent CBTM's actual operations from the date of acquiring the Carve-Out Businesses. The financial statements include the acquired assets and certain liabilities assumed and debt issued to acquire the Carve-Out Businesses and the capitalization of CBTM with its parent company, CBT.

     The results of operations for the nine months ended September 30, 2002, include the period January 1, 2002 to May 31, 2002 relating to the Carve-Out Businesses. The allocations applied are under the same basis as the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2001.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the Company's significant accounting policies.

     1.  Revenue Recognition

         Revenue from Web hosting services is recognized ratably over the period of the agreement as services are provided. Web hosting agreements are typically for periods of one year and automatically renew.

         Revenue from professional services is recognized on a time-and-materials basis as the services are performed or under the percentage-of-completion method for revenue relating to fixed-price contracts. Revenue and profits on long-term professional service contracts, performed over extended periods are recognized under the percentage-of-completion method of accounting, principally based on direct labor dollars. Revenues and profits on long-term contracts are based on the Company's estimates to complete and are reviewed periodically, with adjustments recorded in the period in which the revisions are made. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

     2.  Deferred Revenue

         Deferred revenue consists of billings in advance of services not yet provided on Web hosting agreements.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE C (continued)

     3.  Research and Development

         The Company charges all costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense.

     4.  Income Taxes

         As a division of Old AppliedTheory, the Company is included in Old AppliedTheory's U.S. Federal and certain state income tax returns. No tax-sharing arrangement existed since the Company was not a separate legal entity, and therefore net operating losses generated by the Company were not allocated to the Company.

         Pursuant to the Asset Purchase Agreement, no tax-related assets or liabilities were acquired or assumed by Company and, accordingly, no tax-related assets or liabilities are reflected in the accompanying financial statements.

         The Company and CBT have entered into a tax-sharing arrangement with respect to Federal income taxes, which continues until such time as the Company is deconsolidated for tax purposes as a result of a change in ownership, as defined. Pursuant to the tax-sharing arrangement, the Company will pay its appropriate share of Federal taxes actually due and be credited for Federal tax benefits generated.

         Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts each year-end.

     5.  Property and Equipment

         Property, equipment and leasehold improvements are recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the term of the lease or the service lives of the improvements, whichever is shorter.

         Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Depreciation of capitalized leased assets is recorded on the straight-line method over the shorter of the term of the lease or the estimated useful life.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE C (continued)

     6.  Goodwill and Purchased Intangible Assets

         Goodwill, arising prior to July 1, 2001, represents the cost in excess of net assets of businesses acquired, and is recorded and amortized over five years using the straight-line method. The Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangibles," beginning January 1, 2002; consequently, amortization of goodwill ceased (see Note M). Goodwill is carried at cost less accumulated amortization of $4,553,243 and $7,289,919 at December 31, 2000 and 2001, respectively.

         Identifiable intangible assets, principally customer relationships and proprietary software, arising in connection with the 2002 acquisition of the Carve-Out Businesses, of $6,234,000 are being amortized over five to eight years. Amortization is being recorded based on the projected revenues of the intangible assets. Such amortization, which aggregated $581,000 for the four months ended September 30, 2002, is included in the caption "Cost of sales" on the statement of income.

     7.  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

         The Company evaluates its long-lived assets and certain intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     8.  Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers across many industries that comprise the Company's customer base. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE C (continued)

         are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

         One third-party customer accounted for 49%, 48%, 81%, 65% and 44% of total net revenues for the years ended December 31, 2001, 2000 and 1999, and for the nine months ended September 30, 2002 and 2001, respectively. Accounts receivable at December 31, 2000 and 2001 and September 30, 2002 include approximately $4,726,000, $6,719,000 and $5,692,000, respectively, from this third- party customer.

     9.  Fair Value of Financial Instruments

         The carrying amounts of accounts receivable, accounts payable, accrued expenses and equipment financing approximate fair value because of the short maturity of these items.

    10.  Segment and Related Information

         The Company operates as one business segment, as a provider of Internet business solutions, and follows the requirements of Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information."

    11.  Advertising

         Advertising costs, charged to operations when incurred, were approximately $21,000, $240,000 and $642,000 for the years ended December 31, 2001, 2000 and 1999, respectively and $-0- and $21,000 for the nine months ended September 30, 2002 and 2001, respectively.

    12.  Use of Estimates

         In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE C (continued)

    13.  Unaudited Interim Financial Statements

         The accompanying unaudited financial information as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, the accompanying financial information is presented on a basis consistent with the audited financial statements and reflects all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim period presented. Results for the interim period are not necessarily indicative of the results to be expected for the year.

NOTE D - Accounting for Old AppliedTheory Acquisitions

     In connection with the acquisitions by Old AppliedTheory, relating to the Carve-Out Businesses, the net assets acquired and the related goodwill have been pushed down and cash and equity issued to complete the acquisitions are included in "Net assets acquired."

     CRL Network Services, Inc.

     On January 5, 2000, Old AppliedTheory acquired all of the capital stock of CRL Network Services, Inc. ("CRL") for $9,939,000 in cash and up to approximately 2,022,287 shares of common stock of Old AppliedTheory, valued at $19.16 per share. CRL provides high-speed Internet access and data networking solutions across the United States. Approximately 20%, based on the 2000 revenue percentage, of CRL's business was Web hosting at the date of acquisition and this portion of CRL has been allocated to the Company.

     The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net tangible assets acquired based on the estimated fair values. In preparing the purchase price allocation, Old AppliedTheory identified no acquired intangible assets, and, therefore, the balance of the purchase price associated with CRL's Web hosting business of approximately $9.2 million was recorded as goodwill and was being amortized over five years.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE D (continued)

     The Cordada Group, Inc.

     On May 23, 2000, Old AppliedTheory acquired all of the capital stock of The Cordada Group, Inc. ("Cordada") for up to approximately 758,219 shares of common stock of Old AppliedTheory, valued at $20.44 per share. Cordada provides Internet solutions to businesses ranging from start-ups to Global 500 companies.

     The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net tangible assets acquired based on the estimated fair values. In preparing the purchase price allocation, Old AppliedTheory identified no acquired intangible assets, and, therefore, the balance of the purchase price of approximately $13.4 million was recorded as goodwill and was being amortized over five years.

     Team Tech International, Inc.

     On July 1, 2000, Old AppliedTheory acquired all of the capital stock of Team Tech International, Inc. ("Team Tech") for approximately 444,489 shares of common stock of Old AppliedTheory, valued at $16.94 per share. On December 31, 2000, 366,583 additional shares of common stock of Old AppliedTheory were issued when the performance incentive calculation included in the merger agreement was finalized. Team Tech provides Web consulting and Internet solutions to commercial clients and government agencies worldwide.

     The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net tangible assets acquired based on the estimated fair values. In preparing the purchase price allocation, Old AppliedTheory identified no acquired intangible assets, and, therefore, the balance of the purchase price of approximately $8.7 million was recorded as goodwill and was being amortized over five years.

     Asset Impairments

     During the fourth quarter of 2001, Old AppliedTheory evaluated the assets associated with its acquisitions in 2000 under Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Based of this evaluation, Old AppliedTheory determined that assets with respect to Cordada (described above) and another small acquisition were impaired as a result of reduced sales in the corresponding

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE D (continued)

     regions caused by declining economic market conditions. Consequently, Old AppliedTheory determined that it would be more cost efficient to close these offices and consolidate their operations into Old AppliedTheory. As a result of these actions, Old AppliedTheory recorded a $10.6 million impairment loss in the fourth quarter of 2001 that was included in the caption "Impairment of Long-lived Assets" on the combined statement of operations for the year ended December 31, 2001. The impairment loss included the write-off of goodwill of $10.3 million, fixed asset write-downs of $0.1 million, and $0.2 million in other incremental costs associated with the actions. The Company determines the recoverability and write-offs of goodwill based on an analysis of projected undiscounted cash flows, and therefore concluded that the cash flows with respect to the aforementioned acquisitions were no longer adequate to support the value of their associated goodwill.

NOTE E - PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                 December 31,      September 30,
                                           ---------------------   -------------
                                             2001         2000         2002
                                           -------      -------      -------
                                                     (in thousands)

       Computer equipment ................ $ 10,694      $10,416     $ 3,131
       Office furniture and equipment ....      599          572         329
       Equipment under capital leases ....   11,312        9,126       3,271
       Leasehold improvements ............    6,441        6,333       1,540
                                           --------      -------     -------
                                             29,046       26,447       8,271
       Less accumulated depreciation
          and amortization ...............  (16,166)      (9,143)     (1,092)
                                           --------      -------     -------
                                           $ 12,880      $17,304     $ 7,179
                                           ========      =======     =======

     The accumulated depreciation associated with equipment under capital leases was $6,119,000, $2,993,000 and $477,000 at December 31, 2001 and 2000 and
     September 30, 2002, respectively.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE F - LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following

                                                December 31,     September 30,
                                           --------------------  -------------
                                             2001         2000        2002
                                           -------      -------     -------
                                                     (in thousands)

        Line of credit ................... $     -      $   687    $     -
        Equipment financing ..............     312          805         82
        Capital lease obligations,
            net of imputed interest ......   5,353        5,423      5,033
                                            ------       ------    -------
                                             5,665        6,915      5,115
        Less current portion .............  (3,620)      (3,376)    (1,818)
                                            ------       ------    -------
                                           $ 2,045      $ 3,539    $ 3,297
                                           =======      =======    =======

     Line of Credit

     In connection with the acquisition of Team Tech International, Inc., Old AppliedTheory acquired a credit agreement with a bank for $750,000, which expired on March 9, 2001. Interest was charged and payable on a monthly basis at the bank's prime rate (9.5% at December 31, 2000). The credit facility was collateralized by Team Tech's accounts receivable and general intangibles and was paid off during 2001.

     Equipment Financing

     Old AppliedTheory had entered into an equipment financing agreement with a secured lender. Borrowings under this agreement are repayable in monthly installments with interest at a fixed rate of 11.55% through June 2003. In connection with this equipment financing Old AppliedTheory was required to place on deposit $382,000 as additional collateral. On September 1, 2001, one half of the $382,000 deposit plus accrued interest of approximately $40,000 was refunded. The remaining balance of this deposit will be used for monthly lease payments commencing May 1, 2002. The outstanding security deposit and corresponding accrued interest are included in "Other assets" on the combined balance sheets at December 31, 2001 and 2000 and earn interest at a rate of approximately 5.0% per annum. The deposit was offset against the outstanding liability upon assignment of the equipment financing to CBTM.

     Capital Lease Obligations

     Old AppliedTheory leased certain equipment under agreements accounted for as capital leases. The obligations for the equipment require the Company to make monthly payments through December 2004, with implicit interest rates ranging from 10.0% to 23%.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE F (continued)

     The following is a summary of future minimum lease payments under capital leases and the aggregate annual maturities of long-term debt as of December 31, 2001:
                                                 Capital   Other
     Year ending December 31,                    leases     debt      Total
     -----------------------                     -------   ------     -----
                                                       (in thousands)

     2002 .....................................  $3,907     $312     $4,219
     2003 .....................................   2,017        -      2,017
     2004 .....................................     242        -        242
                                                 ------   ------     ------
     Total debt and minimum lease payments ....   6,166      312      6,478

     Less amounts representing interest .......    (813)       -       (813)
                                                 ------   ------      -----
     Present value of minimum lease
       obligation and debt payments ...........  $5,353     $312     $5,665
                                                 ======     ====     ======


NOTE G - COMMITMENTS AND CONTINGENCIES

     1.  Facilities and Equipment Leases

         Old AppliedTheory allocated certain operating leases to the Carve-Out Businesses for office facilities, Web hosting centers and certain equipment with expiration dates through November 2009. Certain operating leases for the office facilities include rent holidays and scheduled base rent increases over the term of the lease. The total amount of allocated base rent is being charged to expense by the straight-line method over the terms of the lease.

         Future minimum lease payments under noncancelable allocated operating leases assumed by the Company pursuant to the asset purchase agreement as of December 31, 2001 are as follows:



          Year ending December 31,              (in thousands)
          ------------------------              --------------
              2002 ..............................   $ 2,679
              2003 ..............................     2,403
              2004 ..............................     2,282
              2005 ..............................     2,007
              2006 ..............................     1,582
              Thereafter ........................     2,699
                                                    -------
                                                    $13,652

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE G (continued)

         Total rent expense for aforementioned allocated operating leases and other allocated rents for shared facilities amounted to $2,455,000, $2,266,000, $574,000 and $1,083,000 and $1,825,000 for the years ended
         December 31, 2001, 2000 and 1999 and nine months ended September 30, 2002 and 2001, respectively.

NOTE H - STOCK OPTIONS ISSUED BY OLD APPLIEDTHEORY

     Equity Issued by Old AppliedTheory

     The Company's employees have been granted options to purchase shares of Old AppliedTheory's common stock. Pursuant to Old AppliedTheory's Plan, the exercise price shall not be less than the fair value of each share at the date of the grant.

     Had compensation cost been determined based on the fair value at the grant date for stock option awards consistent with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), the Company's net loss for the years ended December 31, 2001, 2000 and 1999, inclusive of an allocation of the stock compensation charge of Old AppliedTheory based on revenue, would have been as follows:

                                      Year ended December 31,
                               ------------------------------------
                                  2001          2000         1999
                                  ----          ----         -----
                                           (in thousands)
      Net loss
          As reported ........ $(34,593)     $(22,064)     $(5,418)
          Pro forma ..........  (37,363)      (25,282)      (5,913)

     Employee Stock Purchase Plan

     In March 1999, the Board of Directors of Old AppliedTheory adopted an Employee Stock Purchase Plan, which permits eligible employees to purchase shares of Old AppliedTheory's common stock at a discounted price of 85% of the market value of the shares at the date of purchase, as defined. A total of 2,250,000 shares of Old AppliedTheory common stock may be purchased under the employee plan. The Plan conforms to Section 423 of the Internal Revenue Code of 1986 and is considered to be non-compensatory for financial reporting purposes.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE H (continued)

     Cheap Stock Issued by Old AppliedTheory

     Certain options were granted in 1999 and 1998 at exercise prices below the fair market value of the Old AppliedTheory's stock, resulting in aggregate total compensation of $3,996,000, net of terminations and forfeitures of $1,063,000, of which a noncash allocated compensation expense of $755,000, $724,000, $658,000, $55,000 and $567,000 was recorded for the years ended
     December 31, 2001, 2000 and 1999, and the nine months ended September 30, 2002 and 2001, respectively.

NOTE I - RELATED PARTY TRANSACTIONS

     1.  Consulting and Service Agreements

         In October 1996, Old AppliedTheory entered into a consulting agreement with a director. Under this agreement, the director received $5,000 per month in consulting fees. On December 11, 2000, Old AppliedTheory terminated the consulting agreement with the former director. During the years ended December 31, 2000 and 1999, the Company was allocated consulting fees of $35,000 and $29,000, respectively.

         During the years ended December 31, 2001, 2000 and 1999, and the nine months ended September 30, 2001, the Company incurred $30,000, $70,000, $43,000 and $23,000, respectively, in allocated consulting fees to one of Old AppliedTheory's principal stockholders.

     2.  Transactions With CBT

         The amount due from CBT at September 30, 2002 principally represents net cash transferred by CBTM or cash received directly by CBT.

         During the nine months ended September 30, 2002, the Company recorded a stock compensation charge of $88,000, representing the estimated fair market value of options issued by CBT to an employee of the Company. The Company recorded a corresponding credit to "Paid-in capital" in the accompanying balance sheet at September 30, 2002.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE J - INCOME TAXES

     The Carve-Out Businesses were part of the legal entity AppliedTheory Corporation and were included in AppliedTheory's U.S. Federal and state income tax returns. The accompanying financial statements have been prepared assuming the Company had filed separate tax returns as a standalone company for the periods presented. Because of the Company's net losses and lack of earnings history, no current provision or benefit has been recorded because deferred tax assets related to the net operating losses incurred during the years ended December 31, 1999, 2000 and 2001 have been fully offset by a valuation allowance.

     Old AppliedTheory retains the right to the net operating loss carryforwards, and they will not transfer to the Company as part of the Asset Purchase Agreement.

     Income tax expense at the interim date is based on the expected rate for the year under the tax-sharing arrangement. Amounts due are classified in "Due from parent, net" in the accompanying September 30, 2002 balance sheet.

NOTE K - RETIREMENT SAVINGS PLANS

     Old AppliedTheory had a defined contribution profit sharing plan that qualified as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The plan covered substantially all employees. In addition to employee contributions, Old AppliedTheory matched a percentage of the employee's elective salary deferral into the plan. The total allocable contributions made by Old AppliedTheory for the benefit of employees of the Company under the plan totaled approximately $452,000, $918,000, $330,000 and $339,000 for the years ended December 31, 2001, 2000 and 1999, and the nine months ended September 30, 2001, respectively. There was no contribution made for the nine months ended September 30, 2002. At December 31, 2001 and 2000, the Company had approximately $452,000 and $109,000, respectively, included in accounts payable for matching contributions.

     The Company participates in CBT's defined contribution profit sharing plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. In addition to employee contributions, the Company in its discretion can match a percentage of the employee's elective salary deferral into the plan. There were no contributions made by the Company for the benefit of employees of the Company under the plan for the four months ended September 30, 2002.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE L - TRANSACTIONS WITH OLD APPLIEDTHEORY

     Certain operating expenses of the Carve-Out Businesses were shared by Old AppliedTheory. These expenses include, but are not limited to, marketing, occupancy, procurement, personnel and other shared expenses. These expenses are allocated to the Carve-Out Businesses based on factors such as sales volume and identifiable assets and are described in further detail below.

     Shared Services. Historically, certain services relating to AppliedTheory's lines of businesses have been provided by AppliedTheory on a centralized basis. These services include the following functions: Finance, human resources, employee benefits, administration and executive functions, risk and property management, general legal services, sales and marketing, technology infrastructure, data processing, and certain occupancy. The combined financial statements for the years ended December 31, 2001, 2000 and 1999, the five months ended May 31, 2002 and the nine months ended September 30, 2001 include allocations of these centralized costs based on the actual costs of such services. The allocation of costs to the Carve-Out Businesses for such services is based on the actual costs incurred by AppliedTheory segregated to each line of business by their revenue contribution percentage. All revenues and direct costs are reflected based on their historical values as reported in AppliedTheory's complete combined financial statements for the carve-out periods. The Company's management believes that the basis used for allocations of the costs of shared services is reasonable.

     Stock Options and Cheap Stock Issued by Old AppliedTheory. Historically, all of AppliedTheory's employees were eligible to participate in the Stock Option Plans (see Note H). The impact of options and stock awards granted only caused a pro forma effect. The compensation expense for the cheap stock used by Old AppliedTheory was allocated to the Carve-Out Businesses based on its revenue contribution.

     Retirement and Benefit Plans. Historically, all of AppliedTheory's employees participated in the AppliedTheory defined contribution plan. AppliedTheory's costs with respect to the plan have been allocated among AppliedTheory's lines of business based on their respective revenue contributions.

     Property and Equipment. The cost-basis and depreciation of property and equipment have been allocated based on the line of business in which the assets were used. To the extent the assets were shared between lines of business depreciation was allocated based on revenue. Depreciation allocation for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001 was $1,444,000, $1,351,000 and $358,000 and $449,000 and $1,083,000, respectively.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE M - EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     1. On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these statements and their effective dates for the Company are as follows:

         a. All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling-of-interests method of accounting is prohibited except for transactions initiated before July 1, 2001. Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

         b. Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

         Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator; and all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

         In May 2002, Old AppliedTheory completed the valuation of its goodwill for impairment under the provisions of SFAS No. 142. As a result of this evaluation, the Company determined that the goodwill associated with the Carve-Out Businesses was impaired and, as a result, the Company recorded a charge to earnings of approximately $15,376,000 effective January 1, 2002 and this charge was recognized as a cumulative effect of a change in accounting principle.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE M (continued)

         Net loss for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001 is set forth below as if accounting for goodwill and other intangible assets had been accounted for in the same manner for all periods presented. The adjustment of the previously reported net loss represents the amortization of goodwill.

         Reconciliation of loss:

                                                                                                    Nine months ended
                                                                    Year ended December 31,            September 30,
                                                                    -----------------------         -----------------
                                                                  2001        2000       1999         2002        2001
                                                               --------     -------    -------      -------     ------

         Reported loss before cumulative effect
            of change in accounting principle ...............  $(34,593)   $(22,064)   $(5,418)    $(18,321)   $(20,866)
         Addback for impairment, net of tax .................    10,689           -          -       15,376           -
         Addback goodwill amortization,
             net of tax .....................................     7,386       4,553          -            -       5,534
                                                               --------    --------    -------     --------    --------
         Adjusted net loss ..................................  $(16,518)   $(17,511)   $(5,418)    $ (2,945)   $(15,332)
                                                               ========    ========    =======     ========    ========

     2. In August 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for the retirement obligation of an asset. This statement provides that companies should recognize the asset retirement cost at its fair value as part of the cost of the asset and classify the accrued amount as a liability. The asset retirement liability is then accreted to the ultimate payout as interest expense. The initial measurement of the liability would be subsequently updated for revised estimates of the discounted cash outflows. The statement will be effective for fiscal years beginning after June 15, 2002. The Company has not yet determined the effect that SFAS No. 143 will have on its combined financial position, results of operations or cash flows.

     3. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement is effective for fiscal years beginning after December 15, 2001. This supersedes SFAS No. 121, while retaining many of the requirements of such statement. The provisions were adopted effective January 1, 2002; there was no impact from the adoption of this statement.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE M (continued)

     4. In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates the requirement under SFAS No. 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of related income tax effect. This statement also amends SFAS No. 13 to require that certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary item in Accounting Principles Board Opinion ("APB") 30. The statement is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. The Company will adopt SFAS No. 145 effective January 1, 2003. The Company does not believe the adoption of SFAS No. 145 will impact its financial position.

     5. On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe the adoption of this statement will impact its financial position.

     6. In November 2002, the EITF reached a consensus on Issue 00-21 ("EITF 00-21"), "Multiple-Deliverable Revenue Arrangements." EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both that are to be delivered separately in bundled sales arrangements should be accounted for separately because they are separate units of accounting. The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal years beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes." The Company is assessing how it might be affected by EITF 00-21, but at this point does not believe the adoption of EITF 00-21 will have a material impact on its financial position, cash flows or results of operations.

                     ClearBlue Technologies Management, Inc.

December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE M (continued)

     7. On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The adoption of SFAS No. 148 disclosure requirements will not have an effect on the Company's combined financial statements. The Company does not intend to adopt the fair value method of accounting for stock-based employee compensation.


NOTE N - NOTES PAYABLE

     Notes payable at September 30, 2002 consist of the following:

                                                                 (in thousands)
                                                                 --------------
                                                                  (unaudited)
       Notepayable to Old AppliedTheory of $5,400,000
           repayable on December 10, 2002, with imputed
           interest of $70,000 at a rate of 8%, secured
           by purchased accounts receivable .......................  $ 5,330

       Note payable to Old AppliedTheory, repayable
           on December 10, 2002, with interest at 8%,
           secured by purchased accounts receivable ...............      700

       Notepayable to Old AppliedTheory, repayable on
           June 10, 2006, with interest at 8% payable
           annually, secured by purchased accounts
           receivable .............................................    5,700

       Notepayable to Old AppliedTheory, repayable on
           June 10, 2006, with interest at 8% payable
           annually, secured by purchased accounts
           receivable .............................................      300

       Note payable to a stockholder of ClearBlue
           Technologies, Inc., repayable on demand,
           with interest at 8% ....................................    4,553
                                                                     -------
                                                                      16,583
        Current portion of notes payable ..........................   10,193
                                                                     -------
                                                                     $ 6,390
                                                                     =======

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE N (continued)

     In connection with the above promissory notes to Old AppliedTheory, CBT and the Company are required to maintain a minimum net worth, as specified, at all times. Further, CBT is a guarantor of the repayment of the promissory notes.

NOTE O - SUBSEQUENT EVENTS (UNAUDITED)

     On September 11, 2002, CBT, the parent company of CBTM, purchased the following debt and equity interests from both CMGI and Hewlett-Packard Financial Services Company ("HPFS"):

     Pursuant to a Note and Stock Purchase Agreement by and between CBT and CMGI (the "CMGI Agreement"), CMGI sold and transferred to CBT 71,029,391 shares of NaviSite's common stock, $0.01 par value per share, representing approximately 76% of the outstanding capital stock of NaviSite, warrants to purchase 5,203,252 shares of NaviSite common stock and a convertible note with an aggregate principal amount outstanding of $10 million. The $10 million convertible note is convertible into approximately 38.5 million shares of the NaviSite's common stock, under certain circumstances as defined therein.

     Pursuant to a Note and Stock Purchase Agreement by and between CBT and HPFS (the "HPFS Agreement"), HPFS sold and transferred to CBT 3,207,053 shares of NaviSite common stock, representing approximately 3.4% of the outstanding capital stock of NaviSite, and a convertible note with an aggregate principal amount outstanding of approximately $55 million. The $55 million convertible note is convertible into approximately 211.9 million shares of the Navisite's common stock, under certain circumstances as defined therein.

     On December 12, 2002, ClearBlue Finance, Inc. ("ClearBlue Finance"), a wholly-owned subsidiary of CBT, (i) converted in full the $10 million note formerly held by CMGI and (ii) partially converted $10 million of the $55 million note formerly held by HPFS. A new note ("New Note") was issued to ClearBlue Finance with respect to the portion of the outstanding principal and interest due under the note formerly held by HPFS that was not converted ($45,093,333).

     As a result of these transactions, CBT owned, directly or indirectly through its wholly-owned subsidiaries, approximately 89.2% of the outstanding capital stock of NaviSite. If CBT were to convert the New Note, CBT would own approximately 94% of the outstanding capital stock of Navisite.

                     ClearBlue Technologies Management, Inc.

 December 31, 2001 and 2000 and September 30, 2002 (unaudited) - See Note C(13)

NOTE O (continued)

     On December 31, 2002, CBT exchanged all of its stock in CBTM for 8,519,676 shares of NaviSite common stock, representing 4.5% of the total value of NaviSite after the transaction. The market price of the NaviSite stock at the time of the transaction was $0.15 per share. Effective January 7, 2003, NaviSite completed a 1-for-15 reverse split, which decreased the shares exchanged by CBT to 567,974. The transaction was accounted for like a pooling of interests, whereby the assets and liabilities of CBTM and NaviSite are combined at their historical amounts. CBTM continues to operate as a wholly-owned subsidiary of NaviSite.

Item 7. (B)  Unaudited Pro Forma Condensed Consolidated Financial Data

On December 31, 2002, NaviSite acquired all of the outstanding stock of ClearBlue Technologies Management, Inc. (CBTM) in exchange for 567,978 shares of NaviSite common stock, representing 4.5% of NaviSite's total outstanding stock, inclusive of the common stock issued as part of the acquisition. The market price of the NaviSite stock at the time of the transaction was $2.25 per share. Immediately prior to its sale to NaviSite, CBTM was a wholly owned subsidiary of ClearBlue Technologies, Inc. (ClearBlue), NaviSite's parent company. As ClearBlue had a controlling interest in both companies at the time of the combination, the transaction was accounted for as a combination of entities under common control, similar to a pooling-of-interests, whereby the assets and liabilities of CBTM and NaviSite were combined at their historical amounts as of the date ClearBlue had control of both entities, September 11, 2002. CBTM's balance sheet is included in NaviSite's consolidated balance sheet as of January 31, 2003. CBTM's results of operations and cash flows for the three and five-months ended January 31, 2003 are included in NaviSite's consolidated statements of operations and consolidated statements of cash flows for the three and six-months ended January 31, 2003. CBTM is operated as a wholly owned subsidiary of NaviSite.

The unaudited pro forma condensed consolidated statements of operations of NaviSite for the year ended July 31, 2002 and for the six-months ended January 31, 2003 give pro forma effect to the acquisition of CBTM as if it had occurred as of August 1, 2001.

The results of operations of NaviSite for the fiscal year ended July 31, 2002 have been combined with the results of operations of CBTM for the twelve-months ended September 30, 2002 (the results of operations of CBTM for September 2002 are included in the consolidated statement of operations of NaviSite for the six months ended January 31, 2003). In addition, the results of operations of NaviSite for the six-months ended January 31, 2003 have been combined with the results of operations of CBTM for the one-month ended August 31, 2002.

The unaudited pro forma financial information is not necessarily indicative of the results of operations or financial position of NaviSite had the transaction assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial information is based on assumptions that NaviSite believes are reasonable and should be read in conjunction with NaviSite's 10K, 10Q, and Definitive Proxy statement previously filed.

NaviSite, Inc.
Pro forma Financial Statements
Six months ended January 31, 2003 (unaudited).

                                                          Pro forma    Pro forma
                                   Navisite     CBTM     Adjustments     Total
                                   --------   --------   -----------   ---------
Revenue:
     Revenue ..................... $ 14,572   $ 14,906                 $ 29,478
     Revenue, related parties ....    1,310          -                    1,310
                                   --------   --------   -----------   --------
        Total revenue ............   15,882     14,906          -        30,788

Cost of revenue ..................   16,748     11,713                   28,461
                                   --------   --------   -----------   --------
        Gross profit (loss) ......     (866)     3,193          -         2,327

Operating expenses:
     Product development .........      503          -                      503
     Selling and marketing .......    1,564        859                    2,423
     General and administrative ..    5,931      2,787                    8,718
     Restructuring ...............    2,308          -                    2,308
                                   --------   --------   -----------   --------
        Total operating expenses .   10,306      3,646          -        13,953
                                   --------   --------   -----------   --------
         Loss from operations ....  (11,172)      (453)         -       (11,625)

Other income (expense):
     Interest income .............      473          -                      473
     Interest expense ............  (17,227)      (538)                 (17,765)
     Other income (expense), net .     (208)         -                     (208)
                                   --------   --------   -----------   --------
         Net loss ................ $(28,134)  $   (991)  $      -      $(29,126)
                                   ========   ========   ===========   ========



NaviSite, Inc.
Pro forma Financial Statements
Year ended July 31, 2002 (unaudited).

                                                          Pro forma    Pro forma
                                   Navisite     CBTM     Adjustments     Total
                                  ---------   --------   -----------   ---------
Revenue:
     Revenue                      $  40,968   $ 40,281                 $ 81,249
     Revenue, related parties        18,453          -                   18,453
                                  ---------   --------   -----------   ---------
        Total revenue                59,421     40,281          -        99,702

     Cost of revenue                 67,000     24,499   (a) 1,224       92,723
     Impairment of assets            68,317          -                   68,317
                                  ---------   --------   ---------    ---------
        Cost of revenue             135,317     24,499       1,224      161,040
                                  ---------   --------   ---------    ---------

        Gross profit (loss)         (75,896)    15,782          -       (61,338)

Operating expenses:
     Product development              5,281      1,250                    6,531
     Selling and marketing            9,703      4,815                   14,518
     General and administrative      19,272     13,795                   33,067
     Restructuring                   (2,633)    10,689                    8,056
                                  ---------   --------   ---------    ---------
        Total operating expenses     31,623     30,549          -        62,172
                                  ---------   --------   ---------    ---------

        Loss from operations       (107,519)   (14,767)     (1,224)    (123,510)

Other income (expense):
     Interest income                  1,060          -                    1,060
     Interest expense               (14,718)    (1,051)                 (15,769)
     Other income (expense), net       (516)      (854)                  (1,370)
     Effect of change in
        accounting principle,
        net of taxes                      -    (15,376)                 (15,376)
                                  ---------   --------   ---------    ---------
        Net loss                  $(121,693)  $(32,048)   $ (1,224)   $(154,965)
                                  =========   ========    ========    =========

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

The results of operations of CBTM were derived by adding the nine-months ended September 30, 2002 to CBTM's year ended December 31, 2001, and removing the nine-months ended September 30, 2001. The six-month period ended January 31, 2003 also includes the two-months ended September 30, 2002, which is also included in the pro forma consolidated statement of operations for the year ended July 31, 2002. Summarized operating information about the duplicated months is as follows:

Revenues           5,154
Expenses          (5,100)
                  -------
Net income            54

(a) Represents 6 months of amortization of the customer lists not included in the CBTM operations for the year ended September 30, 2001.

There were no adjustments required for the six-month pro forma statement of operations since the results of operations include the actual results of CBTM for 5 of the 6 months presented. The sixth month, not presented, August 2002, did not require any adjustment to conform to the others months presented.